Exhibit 10.1

FOURTH AMENDMENT TO FINANCING AND SECURITY AGREEMENT

THIS FOURTH THIRD AMENDMENT TO FINANCING AND SECURITY AGREEMENT (this “Amendment”) is made as of the 1st day of May, 2015 (the “Effective Date”), by and between LIQUIDITY SERVICES, INC., a corporation organized under the laws of the State of Delaware (“Borrower”) and BANK OF AMERICA, N.A., a national banking association, its successors and assigns (“Lender”).

RECITALS

A.                                    Borrower and Lender entered into a Financing and Security Agreement dated April 30, 2010 (the same, as amended, modified, restated, substituted, extended, and renewed at any time and from time to time, the “Financing Agreement”).

B.                                    The Financing Agreement provides for some of the agreements between Borrower and Lender with respect to certain Credit Facilities consisting of (i) a revolving credit facility in the current maximum principal amount of Seventy Five Million Dollars ($75,000,000) and (ii) a letter of credit facility in the current maximum principal amount of Fifteen Million Dollars ($15,000,000) as part of that revolving credit facility, to be used by Borrower for the Permitted Uses described in the Financing Agreement.

C.                                    Borrower has requested that Lender (i) increase the letter of credit facility, (ii) extend the Revolving Credit Expiration Date and (iii) make certain other revisions to the Financing Agreement as more fully set forth herein.

D.                                    Although the Lender is under no obligation to do so, the Lender has agreed to (i) increase the letter of credit facility, (ii) extend the Revolving Credit Expiration Date and (iii) make certain other revisions to the Financing Agreement as more fully set forth herein, on the condition, among others, that this Amendment be executed and delivered by the Borrower.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, Borrower and Lender agree as follows:

1                                         Recitals.  Borrower and Lender agree that the Recitals above are a part of this Amendment.

2                                         Definitions.  Unless otherwise expressly defined in this Amendment, terms defined in the Financing Agreement shall have the meanings given thereto in the Financing Agreement.

3                                         Defined Terms.  The definitions of “Fixed Charges” and “Revolving Credit Expiration Date” set forth in Section 1.1 of the Financing Agreement are hereby amended and restated in their entirety as follows:

“Fixed Charges” means as to the Borrower for any period of determination, the sum of (a) all scheduled principal payments on all Funded Debt of the Borrower, plus (b) required payments of interest on all Funded Debt, plus (c) rent and lease expense.  If during any period of determination (i) the Borrower repurchases its common stock on the open market in accordance with the requirements of Section 6.2.3(b) (a “Stock Repurchase”) of this Agreement and (ii) as of the date of such Stock Repurchase or after giving effect thereto, the outstanding Obligations exceed One Dollar ($1.00), then the amount of such Stock Repurchase shall be included as a subtraction from Cash Flow in the numerator of the Fixed Charge Coverage Ratio.  For purposes of this definition, “scheduled principal payments” shall (x) exclude the outstanding Obligations as of any test date, and (y) shall not include any voluntary or mandatory prepayments or the effects thereof on such respective payment schedules.

“Revolving Credit Expiration Date” means May 31, 2018.

4                                         Revolving Credit Facility.  Section 2.1.1 (Revolving Credit Facility) of the Financing Agreement is hereby amended and restated in its entirety as follows:

2.1.1 Revolving Credit Facility.

Subject to and upon the provisions of this Agreement, Lender establishes a revolving credit facility in favor of Borrower.  The aggregate of all advances under the Revolving Credit Facility is sometimes referred to in this Agreement as the “Revolving Loan”.

The maximum principal amount of Seventy Five Million Dollars ($75,000,000), as the same may be reduced pursuant to the provisions of this Section is the “Revolving Credit Committed Amount”.

The initial Revolving Credit Committed Amount shall be Seventy Five Million ($75,000,000).  Thereafter, the Revolving Credit Committed Amount shall, when applicable, be reduced to the amounts set forth below based on Borrower’s “Annualized EBITDA”.  For purposes hereof, “Annualized EBITDA” shall mean (i) the sum of quarterly EBITDA for the two most recently completed quarter ends, times (ii) two (2).

Annualized EBITDA:	Revolving Credit Committed Amount:

Less than $22,000,000 but greater than or equal to $18,000,000	$55,000,000;

Greater than $15,000,000 but less than $18,000,000	$45,000,000; and

$15,000,000 or less	$37,500,000

Such reductions shall be effective quarterly commencing five (5) Business Days after submission by the Borrower of the quarterly financial statements now or hereafter required to be submitted to the Lender pursuant to the Financing Documents, including, Section 6.1.1 of this Agreement, commencing with the statements for the quarter ending March 31, 2015.

During the Revolving Credit Commitment Period, Borrower may request advances under the Revolving Credit Facility in accordance with the provisions of this Agreement; provided that after giving effect to Borrower’s request, the aggregate outstanding principal balance of the Revolving Loan and all Letter of Credit Obligations would not exceed the Revolving Credit Committed Amount.

If as a result of any reduction to the Revolving Credit Committed Amount the outstanding principal amount of the Revolving Loan and all Letter of Credit Obligations exceeds the Revolving Credit Committed Amount, the Borrower shall cause such excess to be repaid in full not later than the following Business Day, together with all accrued interest thereon.

Unless sooner paid, the unpaid Revolving Loan, together with interest accrued and unpaid thereon, and all other Obligations shall be due and payable in full on the Revolving Credit Expiration Date.

5                                         Letters of Credit.  Section 2.2.1 (Letters of Credit) of the Financing Agreement is hereby amended and restated in its entirety as follows:

2.2.1                     Letters of Credit.

Subject to and upon the provisions of this Agreement, and as a part of the Revolving Credit Commitment, Borrower, upon the prior approval of Lender, may obtain standby letters of credit (as the same may from time to time be amended, supplemented or otherwise modified, each a “Letter of Credit” and collectively the “Letters of Credit”) from Lender from time to time from the Closing Date until the Business Day preceding the Revolving Credit Termination Date.  Borrower will not be entitled to obtain a Letter of Credit hereunder unless (a) after giving effect to the request, the outstanding principal balance of the Revolving Loan and of the Letter of Credit Obligations would not exceed the Revolving Credit Committed Amount, (b) the sum of the aggregate face amount of the then outstanding Letters of Credit (including the face amount of the requested Letter of Credit) does not exceed Seventeen Million Five Hundred Thousand Dollars ($17,500,000) and (c) the term of the requested Letter of Credit is not greater than three hundred sixty-five (365) days (it being understood that the Letters of Credit hereunder may contain “evergreen” automatic renewal provisions).

6                                         Financial Statements.  In addition to the financial statements required pursuant to Section 6.1.1 of the Financing Agreement, Borrower shall provide to Bank, as soon as available, but in no event more than sixty (60) days after the close of Borrower’s fiscal year end the consolidated balance sheets of Borrower and its Subsidiaries as of the close of such period containing a detailed computation of Annualized EBITDA for such period prepared and certified by a Responsible Officer of Borrower.

7                                         Financial Covenants. Section 6.1.13(b) (Fixed Charge Coverage Ratio) of the Financing Agreement is hereby amended and restated in its entirety as follows:

(b)                                 Fixed Charge Coverage Ratio.  Borrower will maintain, tested as of the last day of each of the Borrower’s fiscal quarters for the rolling four (4) quarter period ending on that date, a Fixed Charge Coverage Ratio of not less than 1.30 to 1.00.

Notwithstanding the foregoing, if at any time any change in GAAP following the Closing Date would affect the computation of the above financial ratios, and either the Borrower or the Lender shall so request, then the Lender and Borrower shall negotiate in good faith to amend such ratios to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratios shall continue to be computed in accordance with GAAP prior to such change therein and (ii) if reasonably requested by the Lender, the Borrower shall provide to the Lender financial statements and other documents setting forth a reconciliation between calculations of such ratios made before and after giving effect to such change in GAAP.

8                                         Investments, Loans and Other Transactions.  From and after the date of this Amendment, for purposes of calculating, advances or extensions of credit to Foreign Subsidiaries under Section 6.2.5(c) of the Financing Agreement, the following changes shall be made:

(a)                                 the aggregate amount of all such loans, advances or extensions of credit made after the Closing Date but prior to the date of this Amendment shall not be included in the calculation of either the annual fiscal cap of Ten Million Dollars ($10,000,000) and the aggregate lifetime cap of Twenty Five Million Dollars ($25,000,000); and

(b)                                 all transaction related entries incurred in the ordinary course of Borrower’s business in connection with sales activities shall be excluded from the calculation of the annual fiscal cap of Ten Million Dollars ($10,000,000) and the aggregate lifetime cap of Twenty Five Million Dollars ($25,000,000).

9                                         JTC Prison.  The Borrower has advised the Lender that JTC Prison Industries, LLC, a limited liability company organized under the laws of the State of Minnesota (“JTC”) will be dissolved within ninety (90) days of the Effective Date.  The Lender agrees that provided such dissolution occurs within ninety (90) days of the Effective Date the Lender will release JTC from any and all liabilities under its Guaranty and consent to such dissolution, provided that at the time of dissolution: (a) no Default or Event of Default has occurred and is continuing, (b) Lender receives written confirmation from the Borrower that all material assets of JTC are transferred to the Borrower or a Guarantor, and (c) the Lender is provided with documentation in form and substance satisfactory to the Lender, evidencing the dissolution of JTC.

10                                  Representations and Warranties.  Borrower represents and warrants to Lender as follows:

10.1                        Borrower (a) is a Registered Organization and is in good standing under the laws of the State of Delaware, (b) has the power to own its property and to carry on its business as now being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary, except in each case referred to in clause (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

10.2                        Borrower has full power and authority to execute and deliver this Amendment, and to incur and perform the Obligations under this Amendment, all of which have been duly authorized by all proper and necessary action.  No consent or approval of owners or any creditors of Borrower, and no consent, approval, filing or registration with or notice to any Governmental Authority on the part of Borrower, is required as a condition to the execution, delivery, validity or enforceability of this Amendment;

10.3                        The Financing Agreement, as heretofore amended and as amended by this Amendment, and the other Financing Documents remains in full force and effect, and constitutes the valid and legally binding obligation of Borrower, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and general principles of equity regardless of whether applied in a proceeding in equity or at law;

10.4                        All of Borrower’s representations and warranties contained in the Financing Agreement and the other Financing Documents are true and correct on and as of the date of Borrower’s execution of this Amendment (unless expressly stated to be made as of a specified earlier date, in which case such representations and warranties were true and correct on and as of such earlier date); and

10.5                        No Event of Default and Default, has occurred and is continuing under the Financing Agreement or the other Financing Documents which has not been waived in writing by Lender.

11                                  Limitation of Amendments.

11.1                        The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Financing Document, or (b) otherwise prejudice any right or remedy which Lender may now have or may have in the future under or in connection with any Financing Document.

11.2                        This Amendment shall be construed in connection with and as part of the Financing Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Financing Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

12                                  Novation.  Borrower agrees that this Amendment is not intended to and shall not cause a novation with respect to any or all of the Obligations.

13                                  Acknowledgements.  Borrower acknowledges and agrees that Lender has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Amendment and generally in connection with the Financing Agreement and the Obligations, Borrower hereby waiving and releasing any claims to the contrary.

14                                  Amendment Fee.  In consideration of the Lender’s agreement to enter into this Amendment, the Borrower agrees to pay to the Lender on the Effective Date, a fully earned amendment fee in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Amendment Fee”).  The Amendment Fee is considered earned when paid and is not refundable.

15                                  Fees and Expenses.  The Borrower shall pay to the Lender (i) on the Effective Date, to the extent Lender provides Borrower with invoices therefore not later than the Business Day prior to the Effective Date, or (ii) otherwise, on the Business Day after any such invoices are provided, the Amendment Fee and all fees, commissions, costs, charges, taxes and other expenses incurred by Lender and its counsel in connection with the negotiation and preparation of this Amendment, the Reaffirmations (as hereinafter defined) and the transactions contemplated thereby.

16                                  Conditions Precedent.  This Amendment shall be effective on the date (the “Effective Date”) on which the Lender shall have received:

(a)                                 this Amendment duly executed by each party hereto;

(b)                                 a Reaffirmation of Guaranty in form and substance satisfactory to Lender in its reasonable discretion, duly executed by each Guarantor (collectively, the “Reaffirmations”);

(c)                                  proof that Borrower has paid all costs and expenses to Lender payable to Lender on the Effective Date pursuant to Sections 14 and 15 of this Amendment; and

(d)                                 Such other information, instruments, documents, certificates and reports as Lender may reasonably request.

17                                  Counterparts.  This Amendment may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.  Borrower agrees that Lender may rely on a telecopy of any signature of Borrower.  Lender agrees that Borrower may rely on a telecopy of this Amendment executed by Lender.

18                                  Financing Documents; Governing Law; Etc.  This Amendment is one of the Financing Documents defined in the Financing Agreement and shall be governed and construed in accordance with the laws of the State of New York.  The headings and captions in this Amendment are for the convenience of the parties only and are not a part of this Amendment.

19                                  Modifications.  This Amendment may not be supplemented, changed, waived, discharged, terminated, modified or amended, except by written instrument executed by the parties.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower and Lender have executed this Amendment under seal as of the date and year first written above.

WITNESS/ATTEST:	LIQUIDITY SERVICES, INC.

	By:	/s/ James M. Rallo
James M. Rallo
Chief Financial Officer and Treasurer

WITNESS:	BANK OF AMERICA, N.A.

	By:	/s/ Michael J. Radcliff
Michael J. Radcliffe
Senior Vice President